Exhibit 99.1

Atlanta Calgary Chicago Houston London NewYork Singapore

March 15, 2007

CBOT Holdings, Inc.

141 West Jackson Boulevard

Chicago, Illinois 60604-2929

Attention:	Charles P. Carey Chairman of the Board of Directors Jackie Clegg Larry G. Gerdes Special Transaction Committee of the Board of Directors
James P. McMillin Non-Exercise Right Members Committee Bernard W. Dan Chief Executive Officer

Dear Sirs and Madam,

On behalf of IntercontinentalExchange, Inc. (“ICE”) and its Board of Directors, I am pleased to submit this proposal to combine ICE with CBOT Holdings, Inc. (“CBOT Holdings”) in an industry-defining merger. Our proposed transaction will create the most comprehensive derivatives exchange in the world, preserve the proud heritage of the Chicago Board of Trade (“CBOT”), and promote innovation and competition in the domestic and global derivatives markets. From the perspective of shareholders and CBOT Holdings’ trading community, this combination will generate superior value immediately and in the longer term.

Consideration

We propose a transaction in which each share of CBOT Holdings Class A common stock will be exchanged for 1.42 shares of ICE Class A common stock. Based on the closing stock price of ICE as of March 14, 2007, our proposal represents a price per CBOT Holdings Class A share of $187.34. This price represents a premium to CBOT Holdings’ current price of 12.8%, and a premium to CBOT Holdings’ closing price on October 16, 2006, the day prior to the public announcement of CBOT Holdings’ intended combination with Chicago Mercantile Exchange Holdings, Inc. (“CME”), of 39.3%.

In addition to the upfront premium, our proposal allows CBOT Holdings’ shareholders to share in the substantial combination benefits we believe are available to the combined

ICE and CBOT Holdings. The proposed exchange ratio will result in CBOT Holdings Class A shareholders owning approximately 51.5% of the combined company. Based upon our review of publicly-available information on CBOT Holdings, we estimate over $240 million per annum of combination benefits, on a pre-tax basis, would be realizable through the combination of our two companies. We are confident we could identify additional benefits once we have had the opportunity to undertake due diligence and interact with your management.

We note that the merger agreement with CME Holdings includes a cash election of up to $3 billion for CBOT Holdings’ shareholders in lieu of shares. Should you feel that a cash alternative is important to your shareholders, we would be pleased to explore this option and have access to significant financing sources should this be required.

Strategic rationale

A merger of our two companies is a unique opportunity to create a leading derivatives trading platform across a broad spectrum of futures and options products, incorporating our complementary positions in agricultural commodities and leading capabilities in interest rates, energy, gold and silver, as well as other financial contracts such as equity indices and foreign exchange pairs. The combined entity would operate regulated exchanges in the U.S., Europe, and Asia and also support the global over-the-counter (OTC) derivatives market.

Through our recent purchase of the New York Board of Trade (“NYBOT”), ICE operates a wholly-owned clearinghouse, which will serve as an integrated platform for the clearing of our combined exchanges’ transactions over time. ICE will also contribute its world- class trading platform. Our technology provides global accessibility and integrated capabilities for trading futures, options on futures, and bilateral and cleared OTC markets. We believe that our market-leading capabilities in supporting OTC trading can be extended to CBOT Holdings’ marketplace. Finally, the combined group will enjoy significant economies of scale and scope in technology, marketing, and customer connectivity.

Chicago Board of Trade’s heritage and Chicago home

We recognize that, for nearly 160 years, the Chicago Board of Trade has been a major Chicago institution and has anchored the city’s position as one of the world’s leading financial centers. CBOT’s history of innovation and growth is unparalleled in the industry. We wish to preserve and enhance this market position and legacy rather than to subsume it under a larger organization. Therefore, we propose that the corporate headquarters of the combined entity will be CBOT’s landmark building in Chicago. In addition, we intend to retain the Chicago Board of Trade name and leverage it to create a new brand identity for our regulated futures exchanges in New York, London and Dublin.

Benefits to CBOT’s trading community

We believe that the creation of a global and integrated agricultural commodities marketplace, the ability to trade energy side-by-side with a variety of correlated agricultural products, and the addition of NYBOT’s financial contracts to CBOT’s interest rate and equity index products will promote liquidity and trading opportunities in futures and options products both on the trading floor and through electronic trading.

As evidenced by our acquisition of NYBOT, we have made a significant commitment to our open-auction members and believe that they provide an important source of liquidity for our markets. Our proposal contemplates a substantial commitment to support continued open-auction trading operations in CBOT’s building, as it becomes our global headquarters.

Governance and management

We believe the board of directors of the combined company should draw representatives from current CBOT Holdings directors in addition to continuing ICE directors, and we look forward to discussing CBOT Holdings board representation in the new entity with you.

We envision ongoing and important roles for the key members of current management of CBOT Holdings, and undertake to form a management group for the combined company taken from the best elements of each of our teams. I would retain the role of Chief Executive Officer and look forward to discussing with the Chief Executive Officer of CBOT Holdings the future roles in the combined company for him and his management team.

Combination benefits

As noted above, we believe that the merger of CBOT Holdings and ICE offers significant combination benefits. Our wholly-owned clearing platform will allow us to internalize the clearing services CBOT currently receives from CME, assuming your clearing agreement with CME is terminated in January 2009. By moving current CBOT electronic trading to the ICE platform, we will be able to decrease technology expense and improve efficiency. We also believe significant opportunities exist to rationalize redundant general and administrative expenses when we consolidate operations currently conducted in Atlanta and New York into the Chicago headquarters of the combined group. We estimate that these expense and clearing savings would exceed $190 million on a full run-rate basis by January, 2009.

We believe that there are also significant opportunities to increase both the revenues and growth rate of the combined group by providing a single access point to multiple complementary products. The ability of customers to cross-margin positions in the combined product suite and in cleared OTC products will lower friction costs and increase trading activity. Further, we believe that there are substantial revenue opportunities in supporting the OTC markets that surround CBOT’s existing products. Finally, the financial opportunity associated with preserving and growing elements of CBOT’s traditional product franchise, such as the precious metals contracts which we understand may be scheduled for termination, is significant. We estimate that these additional revenue opportunities would exceed $50 million on a full run-rate basis within 18 months of closing.

ICE has the highest rate of growth and highest profit margin of any company in our industry. This performance has been achieved both organically and through acquisitions. We have a proven track record in optimizing the performance of the companies that we have acquired, and have created significant value for the former owners and other stakeholders of companies with which we have combined. We are confident that our combined management team will integrate our two companies in such a way as to maximize the benefits for all our stakeholders.

Structure and Merger Agreement

We have studied the terms of the CME merger agreement and, outside of the changes necessary to implement the matters outlined in our proposal, we are prepared to enter into a form of merger agreement with you on similar terms. However, subject to the implementation of the other terms of our proposal, we are also amenable to exploring a transaction structure which we believe would facilitate preservation of your members’ CBOE Exercise Rights.

Conditions, approvals and other matters

Our board of directors has unanimously approved the submission of this proposal. Any definitive transaction between us, however, would be subject to final approvals by our board as well as our shareholders.

We have based our proposal on publicly-available information, and our proposal is subject to completion of a confirmatory due diligence review of CBOT Holdings, which would include discussions with your senior management. We are available to commence our due diligence review immediately, and we are confident that, given our knowledge of your business and your cooperation, we can complete our review and be in a position to execute a definitive transaction agreement within one week. We are also prepared to give you and your representatives access to non-public information relating to ICE to satisfy your due diligence requirements. We are prepared to enter into a confidentiality agreement with CBOT Holdings that is no less favorable to CBOT Holdings than the one it entered into with CME.

Given the complementary nature of the products traded on CBOT, NYBOT and ICE, we do not anticipate regulatory issues associated with our proposed merger. In fact, we believe that the futures industry and antitrust regulators will embrace the creation of a strong derivatives group to protect and enhance industry competition and innovation. We believe that a merger between CBOT Holdings and CME Holdings represents a significant concentration of market power, in particular in such areas as equity index products, interest rate futures, technology and clearing. The alternative transaction we are proposing would be strongly pro-competitive and would benefit our mutual customers as well as our respective shareholders.

This letter is not intended to create or constitute any legally binding obligation, liability or commitment by us regarding the proposed transaction, and, other than any confidentiality agreement we may enter into with you, there will be no legally binding contract or agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed. We believe that the proposed transaction could close in the third quarter of 2007.

While the CME transaction represents a sale of the company, our proposal is truly a merger that is intended to preserve the culture and heritage of the Chicago Board of Trade. We believe our proposal is superior, from both a financial and strategic perspective, to the CME proposal and is capable of consummation without material regulatory impediments.

We and our financial advisors, Morgan Stanley, and our legal advisors, Sullivan & Cromwell LLP, are prepared to move forward immediately with this proposal. We believe that our proposal presents a compelling opportunity for our companies, our industry, and our customers, and we look forward to your prompt response.

Sincerely,

Jeffrey C. Sprecher
Chairman & Chief Executive Officer
IntercontinentalExchange, Inc.